NEITHER THE WARRANTS REPRESENTED BY THIS CERTIFICATE NOR THE SHARES OF COMMON STOCK HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE 1933 ACT, OR (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY AS TO SUCH EXEMPTION OR (3) OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

IN ADDITION, A SECURITIES PURCHASE AGREEMENT DATED AS OF AUGUST 28, 2008, AS AMENDED (THE “PURCHASE AGREEMENT”), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, CONTAINS CERTAIN ADDITIONAL AGREEMENTS BETWEEN THE PARTIES WITH RESPECT TO THIS WARRANT.

UNIVERSAL TRAVEL GROUP

COMMON STOCK PURCHASE WARRANT

Number of Shares: [ ]	Holder: [ ]

Original Issue Date: August 28, 2008

Expiration Date: August 28, 2013

Exercise Price per Share: $2.71

UNIVERSAL TRAVEL GROUP, a Nevada corporation (the “Company”), hereby certifies that, for value received, [ ], or registered assigns (the “Warrant Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to [ ] shares (as adjusted from time to time as provided in Section 7 of this Warrant, the “Warrant Shares”) of common stock, $.001 par value (the “Common Stock”), of the Company at a price of $2.71 per Warrant Share (as adjusted from time to time as provided in Section 7, the “Exercise Price”), at any time and from time to time from and after the date thereof and through and including 5:00 p.m. New York City time on August 28, 2013 (the “Expiration Date”), and subject to the following terms and conditions:

1. Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Warrant Holder hereof from time to time. The Company may deem and treat the registered Warrant Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Warrant Holder, and for all other purposes, and the Company shall not be affected by notice to the contrary.

2. Investment Representation. The Warrant Holder by accepting this Warrant represents that the Warrant Holder is acquiring this Warrant for its own account or the account of an affiliate that is an accredited investor which has been identified to and approved by the Company (such approval not to be unreasonably withheld or delayed) for investment purposes and not with the view to any offering or distribution and that the Warrant Holder will not sell or otherwise dispose of this Warrant or the underlying Warrant Shares in violation of applicable securities laws. The Warrant Holder acknowledges that the certificates representing any Warrant Shares will bear a legend indicating that they have not been registered under the 1933 Act, and may not be sold by the Warrant Holder except pursuant to an effective registration statement or pursuant to an exemption from registration requirements of the 1933 Act and in accordance with federal and state securities laws. If this Warrant was acquired by the Warrant Holder pursuant to the exemption from the registration requirements of the 1933 Act afforded by Regulation S thereunder, the Warrant Holder acknowledges and covenants that this Warrant may not be exercised by or on behalf of a Person during the one year distribution compliance period (as defined in Regulation S) following the date hereof. “Person” means an individual, partnership, firm, limited liability company, trust, joint venture, association, corporation, or any other legal entity.

3. Validity of Warrant and Issue of Shares. The Company represents and warrants that this Warrant has been duly authorized and validly issued and warrants and agrees that all of Common Stock that may be issued upon the exercise of the rights represented by this Warrant will, when issued upon such exercise, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof other than those incurred by the Holder. The Company further warrants and agrees that during the Exercise Period, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

4. Registration of Transfers and Exchange of Warrants.

a. Subject to compliance with the federal and state securities laws, the Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant with the Form of Assignment attached hereto duly completed and signed, to the Company at the office specified in or pursuant to Section 13. Upon any such registration or transfer, a new warrant to purchase Common Stock, in substantially the form of this Warrant (any such new warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Warrant Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a Warrant Holder of a Warrant.

b. This Warrant is exchangeable, upon the surrender hereof by the Warrant Holder to the office of the Company specified in or pursuant to Section 13, for one or more New Warrants, evidencing in the aggregate the right to purchase the number of Warrant Shares which may then be purchased hereunder. Any such New Warrant will be dated the date of such exchange.

5.	Exercise of Warrants.

a. Upon surrender of this Warrant with the Form of Election to Purchase attached hereto duly completed and signed to the Company, at its address set forth in or specified pursuant to Section 13, and upon payment and delivery of the Exercise Price per Warrant Share multiplied by the number of Warrant Shares that the Warrant Holder intends to purchase hereunder (“Aggregate Exercise Price”), in lawful money of the United States of America, by wire transfer or by certified or official bank check or checks, to the Company, all as specified by the Warrant Holder in the Form of Election to Purchase, the Company shall promptly (but in no event later than 7 business days after the Date of Exercise (as defined herein)) issue or cause to be issued and cause to be delivered to or upon the written order of the Warrant Holder and in such name or names as the Warrant Holder may designate (subject to the restrictions on transfer described in the legend set forth on the face of this Warrant), a certificate for the Warrant Shares issuable upon such exercise, with such restrictive legend as required by the 1933 Act. Any person so designated by the Warrant Holder to receive Warrant Shares shall be deemed to have become holder of record of such Warrant Shares as of the Date of Exercise of this Warrant.

b. A “Date of Exercise” means the date on which the Company shall have received (i) this Warrant (or any New Warrant, as applicable), with the Form of Election to Purchase attached hereto (or attached to such New Warrant) appropriately completed and duly signed, and (ii) payment of the Aggregate Exercise Price for the number of Warrant Shares so indicated by the Warrant Holder to be purchased.

c. This Warrant shall be exercisable at any time and from time to time during the exercise period for such number of Warrant Shares as is indicated in the attached Form of Election to Purchase. If less than all of the Warrant Shares which may be purchased under this Warrant are exercised at any time, the Company shall issue or cause to be issued, at its expense, a New Warrant evidencing the right to purchase the remaining number of Warrant Shares for which no exercise has been evidenced by this Warrant.

6. Reserved.

7. Adjustment of Exercise Price and Number of Shares. The number of the shares of stock or other securities at the time issuable upon exercise of this Warrant and the Exercise Price therefore, are subject to adjustment upon the occurrence any of the following events which shall have occurred or which shall occur at any time on or after the Closing Date, as defined in the Securities Purchase Agreement dated [ ], and all such adjustments shall be cumulative:

a. Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc. The Exercise Price of this Warrant and the number of shares of Common Stock or other securities at the time issuable upon exercise of this Warrant shall be appropriately adjusted to reflect any stock dividend, stock split, stock distribution, combination of shares, reverse split, reclassification, recapitalization or other similar event affecting the number of outstanding shares of stock or securities.

b. Adjustment for Reorganization, Consolidation, Merger, Etc. In case of any consolidation or merger of the Company with or into any other corporation, entity or person, or any other corporate reorganization, in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization (any such transaction being hereinafter referred to as a “Reorganization”), then, in each case, the holder of this Warrant, on exercise hereof at any time after the consummation or effective date of such Reorganization (the “Effective Date”), shall receive, in lieu of the shares of stock or other securities issuable upon the exercise of the Warrant immediately prior to such Effective Date, the stock and other securities and property (including cash) to which such holder would have been entitled upon the Effective Date if such holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

c. Certificate as to Adjustments. In case of any adjustment or readjustment in the price or kind of securities issuable on the exercise of this Warrant, the Company will promptly give written notice thereof to the Holder of this Warrant in the form of a certificate, certified and confirmed by the Board of Directors of the Company, setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based.

d. Sales of Common Stock at less than the Exercise Price. From the date hereof until such time as the Buyers, as defined in the Securities Purchase Agreement, hold no Securities, as defined in the Securities Purchase Agreement, except for (i) issuances under Section 4(o) of the Securities Purchase Agreement, (ii) issuances covered by Sections 7(a) and 7(b) hereof or (ii) an issuance of Common Stock upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 7, as to all of which this Section 7(d) does not apply, if the Company closes on the sale or issuance of Common Stock at a price which is less than the Exercise Price then in effect, or warrants, options, convertible debt or equity securities with an exercise price per share or a conversion price which is less than the Exercise Price then in effect, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Common Stock which the aggregate consideration received or receivable for the issuance of such additional shares would purchase at the Exercise Price then in effect, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares (including a pro forma adjustment as though all such options, warrants and other convertible securities had been exercised or converted). Such adjustment shall be made successively whenever such an issuance is made. An adjustment pursuant to this Section 7(d) shall not result in any change in the number of shares of Common Stock issuable upon exercise of this Warrant.

8. Fractional Shares. The Company shall not be required to issue or cause to be issued fractional Warrant Shares on the exercise of this Warrant. The number of full Warrant Shares that shall be issuable upon the exercise of this Warrant shall be computed on the basis of the aggregate number of Warrants Shares purchasable on exercise of this Warrant so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 8, be issuable on the exercise of this Warrant, the Company shall, at its option, (i) pay an amount in cash equal to the Exercise Price multiplied by such fraction or (ii) round the number of Warrant Shares issuable, up to the next whole number.

9. Sale or Merger of the Company. Upon a Merger Transaction, the Warrant Holder will have the right to exercise this Warrant concurrently with such Merger Transaction. For purposes of this Warrant, the term “Merger Transaction” shall mean a consolidation or merger of the Company into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company.

10. Notice of Intent to Sell or Merge the Company. The Company will give Warrant Holder ten (10) business days notice before any Merger Transaction.

11. Issuance of Substitute Warrant. In the event of a merger, consolidation, recapitalization or reorganization of the Company or a reclassification of Company shares of stock, which results in an adjustment to the number of shares subject to this Warrant and/or the Exercise Price hereunder, the Company agrees to issue to the Warrant Holder a substitute Warrant reflecting the adjusted number of shares and/or Exercise Price upon the surrender of this Warrant to the Company. However, in the event that the Company does not issue a substitute warrant, the number and class of Warrant Shares or other securities and the Exercise Price shall be adjusted as provided in this Warrant, and this Warrant shall relate to the adjusted number of Warrant Shares and Exercise Price.

12.	Right of Redemption.

a. i.
The Company shall have the right at any time, on written notice given not less than forty five (45) days prior to the Redemption Date, to redeem the outstanding Warrants at the Redemption Price of one cent ($.01) per share of Common Stock issuable upon exercise of the Warrants, provided (i) the Market Price of the Common Stock shall equal or exceed $8.13 for at least thirty (30) Trading Days prior to the call for redemption by the Company, (ii) the shares of Common Stock of the Company are trading on a recognized U.S. share exchange, which shall mean the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market (including the Global Select, Global and Capital Markets) and (iii) the Company is current in all its reporting obligations under the Securities Exchange Act of 1934. Notice of redemption shall be mailed by first class mail, postage prepaid, and sent by telecopier and e-mail not later than three (3) business days after the date the Warrants are called for redemption, and shall be deemed given on the date of receipt of the notice by the Holder. All Warrants must be redeemed if any Warrants are redeemed.

ii.	As used in this Section 12, the following terms shall have the meanings set forth below:

1.
“Redemption Date” shall mean the date on which the Warrants are to be redeemed as set forth in the notice of redemption from the Company to the Holders of the Warrants, as the same may be extended pursuant to Section 12(b)(ii) of this Warrant.

2.	“Market Price” shall mean the average of the Closing Ask Price and the Closing Bid Price of the Common Stock.

3.
"Closing Ask Price" and "Closing Bid Price" shall mean the prices reported as the closing ask price and the closing bid price (as reported by Bloomberg L.P. or, if the Common Stock is traded on the Nasdaq Stock Market or the New York or American Stock Exchange, as reported by such market or exchange), as of the close of the relevant Trading Day (as defined in the Securities Purchase Agreement) for a lot of not less than 100 shares of Common Stock.

b.	Notwithstanding any other provision of this Section 12:

i.
The Company may only exercise the right of redemption pursuant to Section 12(a)(i) of this Warrant if a registration statement covering the sale by the Holder of the shares of Common Stock issuable upon exercise of this Warrant is current and effective on each day in the period commencing on the first day of call for redemption and ending sixty (60) days after the Redemption Date.

ii.
In the event that, at any time subsequent to the date on which the Warrants are called for redemption and before the Redemption Date, the shares of Common Stock issuable upon exercise or conversion of the Warrants are not subject to a current and effective registration statement, the Company’s right to call the Warrants for redemption shall terminate with respect to all Warrants that have not then been exercised or converted. Nothing in the preceding sentence shall be construed to prohibit or restrict the Company from thereafter calling the Warrants for redemption in the manner provided for, and subject to the provisions of, this Section 12.

iii.
The Redemption Date shall be postponed for two (2) Trading Days for each day after the Warrants are called for redemption that the Market Price of the Common Stock is less than the $8.13; provided, however, that if the Market Price shall be less than $8.13 for ten (10) consecutive Trading Days or fifteen (15) Trading Days during the period from the date the Warrants are called for redemption to the Redemption Date, the Company’s right to redeem any Warrants not theretofore exercised or converted shall terminate, subject to the right of the Company to call the remaining Warrants for redemption pursuant to this Section 12.

c.
The notice of redemption shall specify (i) the Redemption Price, (ii) the Redemption Date, (iii) the place where the Warrants shall be delivered and the Redemption Price shall be paid, (iv) the representation required by Section 12(b)(i), (v) the number of Warrants being called for redemption, and (vi) that the right to exercise the Warrants shall terminate at 5:30 p.m. (New York City time) on the Trading Day immediately preceding the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Holder (x) to whom notice was not mailed or (y) whose notice was defective. An affidavit of the Chief Financial Officer of the Company that notice of redemption has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

d.
Any right to exercise or convert a Warrant to the extent that the Warrant was validly called for redemption shall terminate at 5:30 p.m. (New York City time) on the Redemption Date. After such time, Holders of the Warrants shall have no further rights except to receive, upon surrender of the Warrant, the Redemption Price without interest, subject to the provisions of applicable laws relating to the treatment of abandoned property.

13. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the date of delivery after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid as follows:

If to the Company:

Universal Travel Group
Attention:	Ms. Jiangping Jiang

Address:	3/F Hualian Building, No. 2008 Shennan Road,
Central Futian District,
City & State:	Shenzhen, The People’s Republic of China
Telephone:	86-755-83668559
Fax:	86-755-83668556
Email:	01@cnutg.cn

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention: Benjamin Tan, Esq.
E-mail: btan@srff.com
Fax: (212) 930-9725

If to the Warrant Holder:

at the address or telecopier number and to the attention of the person shown on the Company’s warrant register.:

14. Miscellaneous.

a. This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Warrant may be amended only by a writing signed by the Company and the Warrant Holder.

b. Nothing in this Warrant shall be construed to give to any person or corporation other than the Company and the Warrant Holder any legal or equitable right, remedy or cause of action under this Warrant; this Warrant shall be for the sole and exclusive benefit of the Company and the Warrant Holder.

c. This Warrant shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

d. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

e. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

f. The Warrant Holder shall not, by virtue hereof, be entitled to any voting or other rights of a stockholder of the Company, either at law or equity, and the rights of the Warrant Holder are limited to those expressed in this Warrant.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by the authorized officer as of the date first above stated.

Date: August 28, 2008	UNIVERSAL TRAVEL GROUP

By:
Jiangping Jiang, Chief Executive Officer

FORM OF ELECTION TO PURCHASE

(To be executed by the Warrant Holder to exercise the right to purchase shares of Common Stock under the foregoing Warrant)

To: Universal Travel Group:

In accordance with the Warrant enclosed with this Form of Election to Purchase, the undersigned hereby irrevocably elects to purchase ______________ shares of Common Stock (“Common Stock”), $.001 par value, of Universal Travel Group and encloses the warrant and $____ for each Warrant Share being purchased or an aggregate of $________________ in cash or certified or official bank check or checks, which sum represents the aggregate Exercise Price (as defined in the Warrant) together with any applicable taxes payable by the undersigned pursuant to the Warrant.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:

(Please print name and address)

(Please insert Social Security or Tax Identification Number)

If the number of shares of Common Stock issuable upon this exercise shall not be all of the shares of Common Stock which the undersigned is entitled to purchase in accordance with the enclosed Warrant, the undersigned requests that a New Warrant (as defined in the Warrant) evidencing the right to purchase the shares of Common Stock not issuable pursuant to the exercise evidenced hereby be issued in the name of and delivered to:

(Please print name and address)

Dated:	Name of Warrant Holder:

(Print)

(By:)

(Name:)

(Title:)

Signature must conform in all respects to name of
Warrant Holder as specified on the face of the Warrant

FORM OF ASSIGNMENT

(To be executed by the Warrant Holder to exercise the right to assign all or any part of the right to purchase Common Stock under the foregoing Warrant. Defined terms shall have the meaning set out in the Warrant.)

To: Universal Travel Group:

In accordance with the Warrant enclosed with this Form of Assignment, the undersigned registered Warrant Holder hereby sells, assigns and transfers unto the Assignee named below the rights of the Warrant Holder to purchase ___________________________________ shares of Common Stock (“Common Stock”), $.001 par value, of Universal Travel Group and does hereby irrevocably constitute and appoint ______________________________ attorney-in-fact to make such transfer on the Warrant Register of Universal Travel Group., with full power of substitution in the premises. The Warrant Holder encloses the original Warrant, and, if the rights assigned hereby do not include the right to purchase all shares which may be purchased upon exercise of the Warrant, directs Universal Travel Group to issue to the Warrant Holder a New Warrant for the balance of the rights to shares not transferred hereunder.

The undersigned requests that a New Warrant for the number of shares of Common Stock set out above be issued in the name of the following Assignee:

ASSIGNEE:

Name of Assignee

Address

Address

Telephone

Facsimile

Direct to attention of named person or department

Social Security or Tax Identification Number of Assignee

WARRANT HOLDER:

Name of Warrant Holder

By:
Signature of individual Warrant Holder or
of authorized officer or agent for entity

Print Name and Title of authorized officer or agent

Signature must conform in all respects to name of
Warrant Holder as specified on the face of the Warrant